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Exhibit 99.1

FINAL

For Immediate Release April 16, 2003	Media Contact: Bo Piela 617-252-7785	Investor Contact: Sally Curley 617-591-7140

Genzyme General Reports 30 Percent Increase in First-Quarter Revenues

        CAMBRIDGE, MA—Genzyme Corp. today announced first-quarter financial results for its Genzyme General division (Nasdaq: GENZ). Revenues for the quarter rose 30 percent to $314.0 million, compared to $242.1 million for the same period last year.

        Reported net income allocated to Genzyme General stock was $61.9 million, or $.28 per diluted share, approximately double net income of $30.7 million, or $.14 per diluted share, recorded for the first quarter a year ago. Excluding amortization of $9.7 million, or $.03 per share, net income increased 49 percent to $68.0 million, or $.31 per diluted share, compared with $45.5 million, or $.21 per diluted share, prior to amortization and special items in the first quarter of last year.

        The effective net tax rate allocated to Genzyme General in the first quarter was 26 percent, and was 27 percent excluding amortization. Genzyme General ended the first quarter with approximately $1.2 billion in cash and equivalents.

        Selling, general and administrative expenses in the quarter were $85.2 million, in line with Genzyme's expectations and reflective of ongoing global activities to expand the markets for Fabrazyme® (agalsidase beta) and Renagel® (sevelamer hydrochloride).

        "We had a very strong quarter and are pleased that all of our businesses are focused and moving forward," said Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation. "Our Renagel franchise is on track, with end-user demand driving solid growth in product sales. We are also generating excellent growth and momentum within our therapeutics franchise, which we expect will continue with product launches in a number of major markets during the second half of this year."

Guidance Update

        Earnings allocated to Genzyme General stock in the second quarter of 2003 are expected to be in the range of $.28-$.30 per diluted share. Excluding anticipated amortization of approximately $9.7 million, or $.03 per diluted share, taxed at the 36 percent corporate rate, earnings for the quarter are expected to be in the range of $.31-$.33 per share.

        For the year, earnings allocated to Genzyme General stock are expected to be in the range of $1.14-$1.24 per diluted share. Genzyme General confirmed its full-year 2003 earnings guidance of $1.25-$1.35 per diluted share, excluding amortization of approximately $39 million, or $.11 per diluted share, taxed at the 36 percent corporate rate.

        Genzyme General anticipates that it will end the year with approximately 221 million shares outstanding, including approximately 1.7 million new shares created during the second half of this year upon the exercise of long-term management retention stock options scheduled to expire on December 8, 2003, and January 7, 2004. These options were issued in 1993 and vest on June 30 of this year.

Business Update

        First-quarter sales of Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, were $58.8 million, nearly double sales of $29.5 million recorded for the first quarter last year when Genzyme began its program to reduce product inventory at U.S. wholesalers. Included in this total is $3.0 million in sales of bulk sevelamer to Chugai

Pharmaceutical Co. Ltd. at margins well below finished product margins. Inventory levels at U.S. wholesalers remain at the 4-5 week level.

        End-user demand for Renagel in the United States continues to be solid. In addition, the global introduction of Renagel is making good progress. During the first quarter, Genzyme obtained reimbursement approval for 800 mg Renagel tablets in France, the last major European market where this most popular form of the product was unavailable. It also began receiving orders from state governments in Brazil, one of the larger markets for the product outside the United States and Europe. In Japan, Renagel is scheduled for launch around the end of the second quarter. Chugai Pharmaceutical and Kirin Brewery Co. Ltd. are commercializing Renagel in Japan, and Genzyme will continue to sell them bulk sevelamer for tableting and will receive royalties on finished product sales.

        On March 25, Genzyme began shipping Renagel tablets to the European market from its new cGMP manufacturing facility in Waterford, Ireland, following the approval of Renagel production at the plant by the European Medicines Evaluation Agency. The FDA is expected to approve Renagel production at the plant around mid-year.

        Genzyme continues to support a range of clinical research in the field of renal disease. The largest study it is sponsoring is the Dialysis Clinical Outcomes Revisited (D-CORSM) trial, comparing morbidity and mortality outcomes for patients receiving Renagel and those receiving calcium-based phosphate binders. The protocol for this study, which began in November 2001, required an interim analysis by a data monitoring board composed of independent physicians and biostatisticians. This analysis was performed recently on the first twelve months of data. The board found that the study's aggregate mortality rate was lower than anticipated and, to increase the possibility of demonstrating a statistically significant difference in mortality between the trial's treatment groups, it recommended that Genzyme extend the duration of treatment from the end of 2003 to the end of 2004. Genzyme has accepted this recommendation and now anticipates reporting results from this study in mid-2005. No data was provided to Genzyme on either morbidity or mortality.

        Sales of Cerezyme® (imiglucerase for injection), used in enzyme replacement therapy for patients with Type 1 Gaucher disease, grew 13 percent to $167.2 million, up from $148.1 million in the first quarter of last year. Genzyme continues to introduce Cerezyme in new markets throughout the world. It recently began selling the product in Russia, a potentially significant market given the size of the population.

        Sales of Fabrazyme® (agalsidase beta), an enzyme replacement therapy for patients with Fabry disease, were $11.8 million in the first quarter, nearly three times greater than sales of $4.0 million in the same quarter a year ago. Fabrazyme is now approved in 27 countries. In the United States, Genzyme expects the FDA to take action on the biologics license application for Fabrazyme by April 24. The agency had previously identified April 23 as the PDUFA date for the submission, but recently corrected its error. In Japan, Genzyme expects to receive approval for Fabrazyme during the second half of this year.

        Revenues from the sales of diagnostic products and services increased 16 percent to $47.7 million, compared to $41.0 million for same period a year ago. Genzyme's genetic testing business had a strong quarter, with 53 percent growth in cystic fibrosis testing volumes and 41 percent growth in overall DNA testing volumes. The unit introduced three new hematology/oncology cancer tests in the first quarter.

        Revenues from other products and services—including Thyrogen® (thyrotropin alfa for injection), WelChol® (colesevelam hydrochloride) and pharmaceutical intermediates—rose 47 percent to $28.5 million in the first quarter, compared to $19.5 million for the same quarter last year.

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Near-Term Pipeline Update

        Genzyme and partner BioMarin Pharmaceutical Inc. expect the FDA to take action on the biologics license application for Aldurazyme® (laronidase) by April 30, the official PDUFA date. They have submitted information related to post-marketing commitments and product labeling that the agency requested in its complete response letter of January 28. In addition, the inspection process for the Aldurazyme manufacturing facility has been completed. The companies are seeking to market Aldurazyme for the treatment of MPS I, a rare, progressive, and debilitating genetic disorder. They recently established a global patient registry as part of broad-ranging preparations in anticipation of product launch.

        The companies expect European Commission action on their marketing application for Aldurazyme in the next two months, following the issuance of a positive opinion by the Committee for Proprietary Medicinal Products on February 21. The CPMP opinion, while not binding on the commission, is the final step before formal approval to market Aldurazyme in the 15 countries of the European Union can be granted.

        Genzyme has begun patient enrollment in the first of two clinical studies planned for this year evaluating the use of its Myozyme™ recombinant human alpha-Glucosidase for Pompe disease. This study will include up to 16 children between the ages of six months and three years with the infantile-onset form of the disease, in which symptoms manifest themselves during the first year of life. A second study in infants less than six months of age is planned to begin this spring. Genzyme expects to complete enrollment in both studies this year, and plans to seek product registrations globally based on results from these trials and prior studies of enzyme replacement therapy for Pompe disease.

        Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market, and a strong pipeline of therapeutic products in development focused on the treatment of genetic disorders and other chronic debilitating diseases with well-defined patient populations. Genzyme General is a division of the biotechnology company Genzyme Corporation.

        This press release contains forward-looking statements, including statements about: expectations concerning product launches; Genzyme General's anticipated financial results for the second quarter of 2003 and the full year, including earnings per share, amortization, tax rate, shares outstanding and stock option exercises; the expected timing of marketing approvals and launch of Renagel and Fabrazyme in Japan; the continued supply of bulk sevelamer to Chugai and Kirin and the anticipated receipt of royalties; the anticipated timing of FDA approval of Renagel production in facilities in Ireland; the expected timing of results from the DCOR trial and the anticipated impact of the extension of the trial; beliefs concerning the significance of certain product markets; the expected timing of regulatory responses or actions in the United States and Europe on marketing applications for Fabrazyme and Aldurazyme; the expected timing and design of clinical trials for Myozyme; and plans regarding regulatory submissions for Myozyme. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: Genzyme General's actual results of operations for the second quarter of 2003 and the full year; the accuracy of Genzyme General's expectations concerning Renagel wholesaler inventory levels; whether end-user growth of Renagel is achieved in a manner consistent with Genzyme General's assumptions; compliance levels with Renagel wholesaler inventory management arrangements; the accuracy of estimates concerning the payor mix for Renagel; the timing and impact of the publication of KDOQI guidelines; the ability to improve patient compliance and optimize dosing of Renagel; the actual timing and results of clinical trials, including the DCOR trial; the actual impact of the CPMP opinion regarding Aldurazyme on the final decision by the European Commission; the FDA's response to the additional information submitted pursuant to the complete response letter for Aldurazyme; the actual timing and content of

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submissions to and decisions made by regulatory authorities in the U.S., Europe and Japan regarding facilities and marketing applications for Fabrazyme, Aldurazyme, Renagel and other products; the impact, if any, of war and terrorist activities on the operations and activities of Genzyme Corporation and third parties, including regulatory authorities; the ability to manufacture sufficient quantities of products for development and commercialization activities and to do so in a timely and cost efficient manner; the scope, validity and enforceability of patents and other proprietary rights held by third parties and the actual impact of such patents and other rights, if any, on our ability to commercialize products; our ability to obtain and maintain agreements with sublicensees, distributors and fill/finish facilities; the continued operation and funding of our joint venture with BioMarin; the availability and extent of reimbursement from third-party payers for Genzyme General's products and services; the accuracy of Genzyme General's information concerning the markets for its products and services and the competitive environment; and the risks and uncertainties described in reports filed by Genzyme Corporation with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation Exhibit 99.2 to Genzyme's 2002 Annual Report on Form 10-K. Genzyme General Division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in the those reports. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.

        Genzyme®, Cerezyme®, Fabrazyme® and Thyrogen® are registered trademarks of Genzyme Corporation. Renagel® is a registered trademark and DCORSM is a service mark of GelTex Pharmaceuticals, Inc. Welchol™ is a trademark of Sankyo Pharma Inc. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

# # #

Conference Call Information

        There will be a conference call today at 11:00 a.m. ET to discuss Genzyme General's first quarter financial results. If you would like to participate in the call, please dial 719-457-2642. A replay of this call will be available from 1:30 p.m. ET through midnight on April 23 by dialing 719-457-0820. Please refer to reservation number 202390. This call will also be webcast live at http://www.genzyme.com/corp/investors/events_home.asp

Upcoming Events

        Genzyme Corp. will report second-quarter 2003 financial results on July 16 for its three divisions. If you would like to participate in any of these calls, please dial 719-457-2642 at 11:00 a.m. for Genzyme General, at 1:00 p.m. for Genzyme Molecular Oncology, and 3:00 p.m. for Genzyme Biosurgery. No passcode is necessary. Please refer to www.genzyme.com one week prior to the financial reporting date for any updates to this information. These calls will also be webcast live at http://www.genzyme.com/corp/investors/events_home.asp

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GENZYME GENERAL (A Division of Genzyme Corporation)

Combined Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Total revenues	$314,045	$242,147

Operating costs and expenses:
Cost of products and services sold	83,040	59,465
Selling, general and administrative	85,246	76,390
Research and development	56,329	63,836
Amortization of intangibles	9,736	9,718

Total operating costs and expenses	234,351	209,409

Operating income	79,694	32,738

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(4,194)	(4,094)
Gain on investments in equity securities	—	166
Other	780	(897)
Investment income	11,281	12,952
Interest expense	(4,277)	(4,541)

Total other income (expenses)	3,590	3,586

Income before income taxes	83,284	36,324
Provision for income taxes	(25,491)	(12,015)

Division net income	57,793	24,309
Allocated tax benefits (1)	4,085	6,429

Net income allocated to Genzyme General Stock	$61,878	$30,738

Net income per share of Genzyme General Stock:
Basic	$0.29	$0.14

Diluted (2)	$0.28	$0.14

Weighted average shares outstanding:
Basic	215,091	213,332

Diluted (2)	220,432	221,064

(1)
Represents tax benefits allocated from Genzyme Biosurgery and Genzyme Molecular Oncology to Genzyme General.
(2)
Net income per share allocated to Genzyme General Stock on a diluted basis and weighted average shares-diluted for both periods presented includes the dilutive effect of options, stock purchase rights and warrants, but excludes the effect of the convertible subordinated debentures allocated to Genzyme General as the effect would be anti-dilutive in each period.

Condensed Combined Balance Sheets
(Unaudited, amounts in thousands)

	March 31, 2003	December 31, 2002
Cash and all marketable securities	$1,205,571	$1,149,145
Other current assets	643,290	633,501
Property, plant and equipment, net	779,199	749,840
Intangibles, net	923,640	933,360
Other assets	98,689	89,955

Total assets	$3,650,389	$3,555,801

Current liabilities	$280,779	$274,872
Noncurrent liabilities	692,436	695,045
Division equity	2,677,174	2,585,884

Total liabilities and division equity	$3,650,389	$3,555,801

Genzyme General (A Division of Genzyme Corporation)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage and per share amounts)

	Q1-02	Q2-02	Q3-02	Q4-02	Q1-03	Q1-03 vs. Q1-02 % B/(W)	FY 2001	FY 2002	YTD 3/31/03
Product and service revenue:
Cerezyme and Ceredase	$148,066	$154,717	$157,471	$158,930	$167,187	13%	$569,887	$619,184	$167,187
Renagel	29,532	39,543	36,954	50,835	58,766	99%	176,921	156,864	58,766
Diagnostic Products and Services	41,059	43,111	43,241	45,399	47,698	16%	151,045	172,810	47,698
Other	20,981	27,805	34,335	42,033	39,843	90%	74,934	125,154	39,843

Total product and service revenue	239,638	265,176	272,001	297,197	313,494	31%	972,787	1,074,012	313,494
R&D revenue	2,509	1,992	822	850	551	(78%)	9,139	6,173	551

Total revenues	242,147	267,168	272,823	298,047	314,045	30%	981,926	1,080,185	314,045
Total product and service gross profit	180,173	201,557	206,504	219,960	230,454	28%	735,445	808,194	230,454
SG&A expense	76,390	80,519	86,221	80,553	85,246	(12%)	295,068	323,683	85,246
R&D expense	63,836	56,477	54,407	55,323	56,329	12%	187,502	230,043	56,329
Amortization of intangibles	9,718	9,723	9,814	9,743	9,736	(0%)	74,296	38,998	9,736
IPR&D	—	—	—	—	—	—	95,568	—	—
Charge for impaired assets	—	—	—	13,986	—	—	—	13,986	—

Operating profit	32,738	56,830	56,884	61,205	79,694	143%	92,150	207,657	79,694
Other income (expenses):
Equity in net loss of unconsolidated affiliates	(4,094)	(3,948)	(2,387)	(6,429)	(4,194)	(2%)	(34,365)	(16,858)	(4,194)
Gain (loss) on investments in equity securities	166	343	29	(15,035)	—	(100%)	(25,996)	(14,497)	—
Minority interest	—	—	—	—	—	—	2,259	—	—
Other	(897)	1,749	(274)	(730)	780	187%	(2,117)	(152)	780
Investment income	12,952	12,079	12,430	11,483	11,281	(13%)	47,806	48,944	11,281
Interest expense	(4,541)	(4,678)	(4,258)	(4,370)	(4,277)	6%	(23,192)	(17,847)	(4,277)

Profit before income taxes	36,324	62,375	62,424	46,124	83,284	129%	56,545	207,247	83,284
Tax provision	(12,015)	(17,964)	(17,906)	(8,631)	(25,491)	(112%)	(52,666)	(56,516)	(25,491)

Division net income	24,309	44,411	44,518	37,493	57,793	138%	3,879	150,731	57,793
Cumulative effect of change in accounting for derivative financial instruments, net of tax (1)	—	—	—	—	—	—	4,167	—	—

Division net income before allocated tax benefits	24,309	44,411	44,518	37,493	57,793	138%	8,046	150,731	57,793
Allocated tax benefits	6,429	5,229	8,898	7,239	4,085	(36%)	36,497	27,795	4,085

Net income allocated to Genzyme General Stock	$30,738	$49,640	$53,416	$44,732	$61,878	101%	$44,543	$178,526	$61,878

Net income per share of Genzyme General Stock—diluted (2)	$0.14	$0.23	$0.25	$0.20	$0.28	100%	$0.21	$0.81	$0.28

Weighted average shares outstanding—diluted (4)	221,064	219,634	217,541	219,313	220,432	0%	211,176	219,388	220,432

Notes:

(1)
On January 1, 2002, we adopted SFAS No. 133, "Accounting for Derviative Financial Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. In accordance with the transition provisions of SFAS No. 133, Genzyme General recorded a cumulative adjustment of $4.1 million, net of tax, in its combined statements of operations for the year ended December 31, 2001 to recognize the fair value of warrants to purchase shares of GTC Biotherapeutics, Inc. (formerly Genzyme Transgenics Corporation) common stock held on January 1, 2001.
(2)
For all periods except 2001, includes the dilutive effect of options, stock purchase rights and warrants allocated to Genzyme General but excludes the dilutive effect of the convertible subordinated debentures allocated to Genzyme General because the effect in each period would be anti-dilutive.
(3)
In 2001, includes the dilutive effect of options, warrants and the convertible subordinated debentures and notes allocated to Genzyme General.
(4)
All weighted average shares data reflect the 2 for 1 split of Genzyme General Stock on June 1, 2001.

  Genzyme General (A Division of Genzyme Corporation)
  Analyst Schedule
  (Unaudited, amounts in thousands, except percentage amounts)

	Q1-02	Q2-02	Q3-02	Q4-02	Q1-03	FY 2001	FY 2002	YTD 3/31/03
Total revenues	$242,147	$267,168	$272,823	$298,047	$314,045	$981,926	$1,080,185	$314,045
As a % of total product and service revenue:
Cerezyme and Ceredase	62%	58%	58%	54%	53%	59%	58%	53%
Renagel	12%	15%	13%	17%	19%	18%	14%	19%
Diagnostic Products and Services	17%	16%	16%	15%	15%	15%	16%	15%
Other	9%	11%	13%	14%	13%	8%	12%	13%
Total product and service gross margin	75%	76%	76%	74%	74%	76%	75%	74%
SG&A expense as % of total revenue	32%	30%	32%	27%	27%	30%	30%	27%
R&D expense as % of total revenue	26%	21%	20%	19%	18%	19%	21%	18%
Operating profit as % of total revenue	14%	21%	21%	21%	25%	9%	19%	25%
Tax provision (benefit) as % of profit before tax	15%	20%	14%	3%	26%	29%	14%	26%
	Q1-02	Q2-02	Q3-02	Q4-02	Q1-03	FY 2001	FY 2002	Q1-03
Other selected financial data:
Cash and all marketable securities	$1,060,771	$1,080,332	$1,121,022	$1,149,145	$1,205,571	$1,041,500	$1,149,145	$1,205,571
Working capital	605,317	638,283	680,873	825,573	848,955	473,870	825,573	848,955
Property, plant & equipment, net	609,275	663,220	704,579	749,840	779,199	581,401	749,840	779,199
Goodwill and other intangible assets	972,544	963,248	954,051	933,360	923,640	981,468	933,360	923,640
Total assets	3,236,540	3,348,856	3,418,299	3,555,801	3,650,389	3,225,254	3,555,801	3,650,389
Long-term debt, convertible notes and long-term capital leases	600,045	600,044	600,040	600,038	600,026	600,085	600,038	600,026
Division equity	2,326,273	2,431,852	2,491,892	2,585,884	2,677,174	2,280,352	2,585,884	2,677,174

GENZYME GENERAL

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended March 31, 2003

(Amounts in thousands, except per share data)

	NON-GAAP Before Amortization	Amortization	GAAP As Reported
Income Statement Classification:
Amortization of intangibles	$—	$(9,736)	$(9,736)

Summary:
Pretax profit	$93,020	$(9,736)	$83,284
Provision for income taxes	(24,989)	3,583	(21,406)

Net income allocated to Genzyme General Stock	$68,031	$(6,153)	$61,878

Net income per share of Genzyme General Stock:
Basic	$0.32	$(0.03)	$0.29
Diluted	$0.31	$(0.03)	$0.28
Weighted average shares outstanding:
Basic	215,091	215,091	215,091
Diluted	220,432	220,432	220,432

GENZYME GENERAL

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended March 31, 2002

(Amounts in thousands, except per share data)

	NON-GAAP Before Gains (Charges) & Amortization	Novazyme Restructuring	Diagnostics Restructuring	Pompe CHO/Synpac Program	Amortization	GAAP As Reported
Income Statement Classification:
Gross margin	$183,028		$(2,856)			$180,172
Research and development expense	$(53,082)	$(1,968)		$(8,786)		$(63,836)
Amortization of intangibles	$—				$(9,718)	$(9,718)

Summary:
Pretax profit	$59,652	$(1,968)	$(2,856)	$(8,786)	$(9,718)	$36,324
Provision for income taxes	(14,170)	724	1,051	3,233	3,576	(5,586)

Net income allocated to Genzyme General Stock	$45,482	$(1,244)	$(1,805)	$(5,553)	$(6,142)	$30,738

Net income per share of Genzyme General Stock:
Basic	$0.21	$(0.006)	$(0.008)	$(0.026)	$(0.029)	$0.14
Diluted	$0.21	$(0.006)	$(0.008)	$(0.025)	$(0.028)	$0.14
Weighted average shares outstanding:
Basic	213,332	213,332	213,332	213,332	213,332	213,332
Diluted	221,064	221,064	221,064	221,064	221,064	221,064

GENZYME CORPORATION

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Total revenues	$381,859	$297,940

Operating costs and expenses:
Cost of products and services sold	111,812	87,172
Selling, general and administrative	114,224	102,958
Research and development	75,631	82,141
Amortization of intangibles	17,505	17,597

Total operating costs and expenses	319,172	289,868

Operating income	62,687	8,072

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(4,194)	(4,094)
Gain on investments in equity securities	—	166
Other	750	(864)
Investment income	11,614	13,437
Interest expense	(6,490)	(6,806)

Total other income (expenses)	1,680	1,839

Income before income taxes	64,367	9,911
Provision income taxes	(18,998)	(3,138)

Net income (loss) before cumulative effect of change in accounting for goodwill	45,369	6,773
Cumulative effect of change in accounting for goodwill (1)	—	(98,270)

Net income (loss) (1)	$45,369	$(91,497)

Net income (loss) per share:
Allocated to Genzyme General Stock:
Genzyme General division net income	$57,793	$24,309
Tax benefit allocated from Genzyme Biosurgery	2,322	4,299
Tax benefit allocated from Genzyme Molecular Oncology	1,763	2,130

Net income allocated to Genzyme General Stock	$61,878	$30,738

Net income per share of Genzyme General Stock:
Basic	$0.29	$0.14

Diluted (2)	$0.28	$0.14

Weighted average shares outstanding:
Basic	215,091	213,332

Diluted (2)	220,432	221,064

Allocated to Biosurgery Stock:
Genzyme Biosurgery net loss before cumulative effect of change in accounting for goodwill	$(14,102)	$(20,382)
Cumulative effect of change in accounting for goodwill (1)	—	(98,270)

Genzyme Biosurgery division net loss	(14,102)	(118,652)
Allocated tax benefit	2,408	2,448

Net loss allocated to Biosurgery Stock (1)	$(11,694)	$(116,204)

Net loss per share of Biosurgery Stock—basic and diluted:
Net loss per share before cumulative effect of change in accounting for goodwill	$(0.29)	$(0.46)
Per share cumulative effect of change in accounting for goodwill (1)	—	(2.48)

Net loss per share of Biosurgery Stock—basic and diluted (1)	$(0.29)	$(2.94)

Weighted average shares outstanding	40,578	39,564

Allocated to Molecular Oncology Stock:
Net loss	$(4,815)	$(6,031)

Net loss per share of Molecular Oncology Stock-basic and diluted	$(0.28)	$(0.36)

Weighted average shares outstanding	16,939	16,763

(1)
Effective January 1, 2002, in connection with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," we ceased amortizing goodwill. In connection with the adoption of SFAS No. 142, we tested the goodwill of our cardiothoracic reporting unit for impairment and, as a result, reduced goodwill by recording a cumulative effect impairment charge of $98.3 million in our consolidated statements of operations and the combined statements of operations of Genzyme Biosurgery for the three months ended March 31, 2002.
(2)
Net income per share allocated to Genzyme General Stock on a diluted basis and weighted average shares-diluted for both periods presented includes the dilutive effect of options, stock purchase rights and warrants, but excludes the effect of the convertible subordinated debentures allocated to Genzyme General as the effect would be anti-dilutive in each period.

GENZYME CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31, 2003	December 31, 2002
Cash and all marketable securities	$1,234,318	$1,195,004
Other current assets	693,277	676,231
Property, plant and equipment, net	831,040	802,448
Intangibles, net	1,309,049	1,326,553
Other assets	93,115	82,813

Total assets	$4,160,799	$4,083,049

Current liabilities	$616,028	$607,800
Noncurrent liabilities	770,703	777,402
Stockholders' equity	2,774,068	2,697,847

Total liabilities and stockholders' equity	$4,160,799	$4,083,049

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  Exhibit 99.1
Genzyme General Reports 30 Percent Increase in First-Quarter Revenues
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GENZYME GENERAL (A Division of Genzyme Corporation) Combined Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
Condensed Combined Balance Sheets (Unaudited, amounts in thousands)
GENZYME GENERAL RECONCILIATION OF GAAP TO NON-GAAP EARNINGS Quarter Ended March 31, 2003 (Amounts in thousands, except per share data)
GENZYME GENERAL RECONCILIATION OF GAAP TO NON-GAAP EARNINGS Quarter Ended March 31, 2002 (Amounts in thousands, except per share data)
GENZYME CORPORATION Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
GENZYME CORPORATION Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)